NEWS

For:	From:
Ladish Co., Inc.	Libby Communications
5481 South Packard Avenue	1414 East Harbour Towne Circle
Cudahy, WI 53110-8902	Muskegon, MI 49441
Contact: Wayne E. Larsen	Contact: William J. Libby
414-747-2935	231-755-4111
414-747-2602 Fax	231-755-4144 Fax

Release date: 27 October 2008

LADISH REPORTS SALES OF $121 MILLION AND NET INCOME OF $10.4 MILLION
FOR 3RD QUARTER 2008

Cudahy, WI—Ladish Co., Inc. (www.ladishco.com) (Nasdaq: LDSH) today reported 2008 third quarter sales of $121 million, a 15% improvement over $105 million of sales in the third quarter of 2007. The Company had a net income of $10.4 million, resulting in diluted earnings per share of $0.70 for the third quarter of 2008 versus net income of $6.5 million and $0.45 per share in the same period of 2007. First nine months 2008 sales of $357 million reflect a 13% growth over 2007, with $23 million of net income, $1.54 diluted earnings per share in 2008, in contrast to $23 million of net income, $1.58 diluted earnings per share, in 2007.

Ladish will host a conference call on Tuesday, October 28, 2008 at 9:00 a.m. EDT to discuss the third quarter performance for 2008. The telephone number to call to participate in the conference call is (877) 856-1968.

	For the Three Months Ended September 30		For the Nine Months Ended September 30
(Dollars in thousands, except earnings per share)	2008	2007	2008	2007
Net sales	$120,761	$105,027	$356,917	$316,287
Cost of goods sold	102,568	89,922	308,396	265,547

Gross profit	18,193	15,105	48,521	50,740
SG&A expense	6,077	4,097	15,321	12,145

Operating income	12,116	11,008	33,200	38,595
Interest expense	(338)	(572)	(1,018)	(2,078)
Other income (expense), net	56	29	(828)	299

Pretax income	11,834	10,465	31,354	36,816
Income tax provision	1,373	3,968	8,654	13,770
Minority interest in net earnings of subsidiary	26	18	63	38

Net income	$10,435	$6,479	$22,637	$23,008

Basic earnings per share	$0.70	$0.45	$1.54	$1.59
Basic weighted average shares outstanding	14,979,002	14,524,010	14,695,315	14,509,938
Diluted earnings per share	$0.70	$0.45	$1.54	$1.58
Diluted weighted average shares outstanding	14,981,118	14,548,642	14,698,048	14,547,521

more

LCI-08-13

(Dollars in thousands)	September 30 2008	December 31 2007
Cash	$5,939	$5,952
Accounts receivable	85,625	75,226
Inventory	143,025	118,187
Net PP&E	193,010	144,110
Goodwill	52,852	8,931
Other	33,137	29,045

Total assets	$513,588	$381,451

Accounts payable	$54,589	$42,116
Accrued liabilities	26,060	18,343
Senior bank debt	26,200	7,500
Senior notes	90,000	46,000
Pensions	23,910	30,484
Postretirement benefits	34,191	35,454
Stockholders' equity	258,638	201,554

Total liabilities and equity	$513,588	$381,451

“With revenue of $121 million, the third quarter of 2008 was another example of period over period and year over year sales growth for Ladish,” said Kerry L. Woody, Ladish President and CEO. “Our recent acquisitions, Chen-Tech and Aerex, have both provided positive results since their respective closings in the third quarter. We were also able to recognize a significant federal tax credit of approximately $5.3 million in the period which reduced our effective tax rate to 11.6% in the quarter. This full credit was offset by an additional $1 million of related professional fees which is reflected in our higher SG&A expenses in the quarter.”

“The results for the first nine months of 2008 were similar to the same period in 2007. A positive 13% sales increase over the same period in 2007, but flat earnings due to many of the same factors which negatively impacted the first and second quarters. Our outlook for the future remains very positive, with near-term planning to address the events at Boeing and the related uncertainties on the timing of production rates. Our backlog is at $673 million and product demand remains strong. The organic growth programs we have undertaken are nearing completion and will contribute in the forthcoming year. The new isothermal press has been assembled and cycled in the third quarter with tryout production planned in December. Pacific Cast’s new furnace and expansion are well under way with release for production by year-end. Our recent acquisitions of Aerex and Chen-Tech are already providing positive contributions to both earnings and cash flow.”

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced metal components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, California, Connecticut, Oregon and Poland. Ladish common stock trades on Nasdaq under the symbol LDSH.

This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, uncertainties in the company’s major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.

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LCI-08-13